UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2014

_________________

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54111	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9530 Main Street Clarence, New York (Address of Principal Executive Office)	14031 (Zip Code)

  Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously reported, on September 17, 2013, 22nd Century Group, Inc. (the “Company”) entered into a Membership Interest Purchase Agreement, which was subsequently amended on May 13, 2014 (the “Purchase Agreement”), to purchase all of the issued and outstanding membership interests of NASCO Products, LLC, a North Carolina limited liability company (“NASCO”), from Ralph Angiuoli, the sole member of NASCO (the “Transaction”). NASCO is a federally licensed tobacco product manufacturer and a participating member of the tobacco Master Settlement Agreement (“MSA”), an agreement among 46 U.S. states, the District of Columbia, five U.S. territories (collectively, the “Settling States”) and the tobacco industry, as administered by the National Association of Attorneys General (“NAAG”).

As previously reported, consummation of the Transaction was subject to various conditions, including the required consents of the Settling States of the MSA to an amendment of NASCO’s existing adherence agreement to the MSA, with the Company becoming a signatory to such amended adherence agreement as part of the Company’s acquisition of NASCO. On August 29, 2014, the Company became a signatory to the amended adherence agreement, and accordingly, the Transaction closed on August 29, 2014.

The purchase price for the Transaction (the “Purchase Price”), subject to potential reduction for any unpaid liabilities of NASCO, consisted of (i) a cash payment of Two Hundred Fifty Thousand Dollars ($250,000) and (ii) the issuance of 640,000 unregistered shares of common stock of the Company. The shares of common stock were exempt from registration based on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

The foregoing summary does not purport to be complete and is qualified in its entirety by the Purchase Agreement, as amended, which has been previously filed.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 regarding the unregistered sale of shares of common stock of the Company in connection with the Transaction is incorporated herein by reference.

Item 7.01	Regulation FD.

On September 2, 2014, 22nd Century issued a press release announcing the closing of the Transaction. A copy of the press release is furnished herewith as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 99.1	Press Release, dated September 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Joseph Pandolfino
Date: September 4, 2014	Joseph Pandolfino
Chief Executive Officer